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                                                                    Exhibit 99.1

                      ACME COMMUNICATIONS ANNOUNCES SALE OF
                       ST. LOUIS AND PORTLAND TV STATIONS

               - WILL USE PROCEEDS TO SUBSTANTIALLY REDUCE DEBT -

     - DEVELOPING STATIONS POST DRAMATIC RATINGS GROWTH IN NOVEMBER SWEEPS -

SANTA ANA, Calif., December 30, 2002 -- ACME Communications, Inc. (NASDAQ:
ACME), today announced that it has entered into definitive agreements to sell KPLR-TV in St. Louis, Missouri and KWBP-TV in Portland, Oregon to Tribune Company (NYSE: TRB) for $275 million in cash.

ACME will use the proceeds from the transaction to substantially reduce debt, as well as for working capital and general corporate purposes. The transaction is subject to regulatory approvals and is expected to close late in the first quarter of 2003. ACME was advised in the transaction by Deutsche Bank Securities Inc.

Following the completion of all pending transactions, including the Company's pending acquisition of WBUW-TV in Madison, WI, ACME will own and operate nine TV stations located in the nation's middle markets, including eight WB affiliates and one UPN affiliate. These stations, all of which are in development stages, are among the fastest growing TV franchises in the nation. In the November 2002 sweeps period, ACME's eight stations (excluding WBUW-TV) achieved a 42% year-over-year ratings increase in the important 5:00 p.m. to midnight timeframe for adults 18-49 years old. During the same period, sign-on to sign-off household viewership circulation increased 15%.

Jamie Kellner, ACME's Chairman and CEO, stated, "As a result of today's transaction, we will be in a position to pay down nearly all of our debt, while turning our attention exclusively to improving and expanding our portfolio of developing assets. The sale of two of our oldest stations, including KPLR-TV, our only mature asset, highlights our management team's ability to develop valuable broadcasting franchises and generate attractive returns from our investments."

Kellner continued, "Ratings and revenues at the majority of our remaining stations are growing well ahead of industry averages and we are encouraged by the strength of first quarter pacings. Over time, we believe we can grow these stations into market leaders in serving the highly coveted younger demographic groups. Also, given our enhanced financial flexibility, we are now in a stronger position to pursue strategic acquisitions that are in line with our core portfolio of growing, mid-sized WB affiliates.

Doug Gealy, President and Chief Operating Officer of ACME, commented, "I would like to thank our local management and employees in St. Louis and Portland for their outstanding efforts during the past five years. We are turning these stations over to a company with exceptional resources and strong management. We look forward to working with Tribune to ensure a smooth transition."

PRO FORMA RESULTS:
On a pro forma basis, adjusting for the sale of KPLR-TV and KWBP-TV, ACME's revenues for the nine months ended September 30, 2002, would have been $25.7 million, representing a 27% increase over the comparable period in 2001. During the same period, pro forma broadcast cash flow (BCF) was a loss of $1.3 million, an improvement of 44% from negative BCF for the nine months ended September 30, 2001 of $2.4 million. Pro forma EBITDA for the 2002 nine-month period was a loss of $4.1 million, an improvement of 21% from negative EBITDA of $5.2 million in the prior year period.

PRO FORMA FOURTH QUARTER 2002 OUTLOOK:
In the fourth quarter, we believe that most of ACME's markets are posting year-over-year gains in total broadcast television advertising spending, even excluding political advertising. On a pro forma basis, adjusting for the sale of the St. Louis and Portland stations, the Company currently expects fourth quarter 2002 net revenue to finish 33-35% above fourth quarter 2001 net revenue. Pro forma fourth quarter station operating expenses are expected to increase 15-17% over the fourth quarter of 2001, resulting in a modest positive broadcast cash flow compared to a $1.0 million negative broadcast cashflow for the fourth quarter of 2001.

CONFERENCE CALL:
ACME Senior Management will host a conference call to discuss the announcement today at 11:00 a.m. Eastern Time. To access the conference call, please dial
(973) 582-2706 ten minutes prior to the start time. The conference call will also be available via live webcast on the Company's website, www.acmecommunications.com. If you cannot listen to the conference call at its scheduled time, there will be a replay available through Monday, January 6, 2003, which can be accessed by dialing (877) 519-4471 (U.S.), (973) 341-3080
(Int'l), passcode 3672339. The webcast will also be archived on the Company's website for one week.
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ABOUT ACME COMMUNICATIONS, INC.
ACME Communications, Inc. owns and operates ten television stations serving markets covering 5.4% of the nation's television households. The Company is one of the largest affiliates of The WB Television Network. ACME's stations are:
KPLR-TV, St. Louis, MO; KWBP-TV, Portland, OR; KUWB-TV, Salt Lake City, UT; KWBQ-TV and KASY-TV, Albuquerque-Santa Fe, NM; WBDT-TV, Dayton, OH; WBXX-TV, Knoxville, TN; WIWB-TV, Green Bay-Appleton, WI; WBUI-TV, Champaign-Springfield-Decatur, IL; WTVK-TV, Ft. Myers-Naples, FL. All of the Company's stations, except KASY-TV, a UPN affiliate, are WB Network affiliates. The Company also operates station WBUW-TV (formerly WHPN-TV), a WB affiliate serving the Madison, WI, marketplace, under a local marketing agreement in connection with its pending purchase of that station, which is expected to close on December 31, 2002. ACME's Chairman and CEO is also a founder and CEO of The WB Television Network and serves as Chairman and CEO of AOL Time Warner's Turner TV Networks. ACME's shares are traded on the NASDAQ Stock Market under the symbol: ACME.

Forward-Looking Statements:
The matters discussed in this press release include forward-looking statements. In addition, when used in this press release, the words "believe", "expects", "will", and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including (but not limited to), the delay in or failure to close the Tribune acquisitions (which could increase the possibility of (a) our inability to make interest payments on our long-term debt and (b) reaching borrowing limitations under our credit facilities), the impact of changes in national and regional economies, including advertising demand, pricing fluctuations in local and national advertising, volatility in programming costs, the inability to close the Madison acquisition, the inability to secure Federal Communications Commission approval for construction permits, potential pre-emptions of regular programming for national news events and the other risk factors set forth in the Company's 2001 Form 10-K filed with the SEC on April 1, 2002. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

Contacts:

Analysts / Investors:
Tom Allen
Executive Vice President and Chief Financial Officer
ACME Communications, Inc.
714/245-9499
or
Todd St. Onge
Brainerd Communicators, Inc.
212/986-6667

Press:
Doug Gealy
President and Chief Operating Officer
ACME Communications, Inc.
314/989-0566